Exhibit 4.2
DESCRIPTION OF SANDISK CORPORATION CAPITAL STOCK
The following is a summary of the material provisions of Sandisk Corporation (“Sandisk,” “we,” or “our”) Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”), and Amended and Restated Bylaws (our “Bylaws”), insofar as they relate to the material terms of our capital stock. This summary is qualified in its entirety by reference to our Certificate of Incorporation and Bylaws, each of which is an exhibit to the Annual Report on Form 10-K to which this description is an exhibit Additionally, the General Corporation Law of the State of Delaware (the “DGCL”) may also affect the terms of our capital stock.
General
Our authorized capital stock consists of
•450,000,000 shares of common stock, par value $0.01 per share (“Common Stock”); and
•10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).
As of June 27, 2025, 145,778,762 shares of our Common Stock were issued and outstanding and no shares of our Preferred Stock were issued and outstanding. The outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.
Common Stock
Subject to the relative rights, limitations and preferences of the holders of any then-outstanding Preferred Stock, holders of our Common Stock are entitled to certain rights, including (i) to share ratably in dividends if, when and as declared by our Board of Directors (our “Board”) out of funds legally available therefor and (ii) in the event of liquidation, dissolution or winding up of the Company, to share ratably in the distribution of assets legally available therefor, after payment of debts and expenses. Each outstanding share of our Common Stock entitles the holder to one vote on all matters submitted to a vote of the stockholders, including the election of directors, and the holders of shares of our Common Stock and our Preferred Stock (if any), collectively, possess the exclusive voting power. The holders of our Common Stock do not have cumulative voting rights in the election of directors or preemptive rights to subscribe for additional shares of our capital stock. Our Bylaws require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director. This means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee in order for that nominee to be elected.
Holders of shares of our Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights. The rights, preferences and privileges of holders of our Common Stock are subject to the terms of any series of Preferred Stock which Sandisk may issue in the future.

Preferred Stock
Our Board has the authority, within the limitations and restrictions that are stated in our Certificate of Incorporation, to authorize the issuance of shares of Preferred Stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, preemptive rights and the number of shares constituting any series or the designation of such series. The issuance of our Preferred Stock could have the effect of decreasing the market price of our Common Stock and could adversely affect the voting and other rights of the holders of our Common Stock.
Anti-Takeover Effect of Our Certificate of Incorporation and Bylaws and Delaware Law
Our Certificate of Incorporation and our Bylaws include provisions, summarized below, that are intended to discourage and prevent coercive takeover practices and inadequate takeover bids. These provisions are designed to encourage persons seeking to acquire control of the Company to first negotiate with our Board. They also are intended to provide our management with the flexibility to enhance the likelihood of continuity and stability if our Board determines that a takeover is not in the best interests of our stockholders. These provisions, however, could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management.
Special Stockholder Meetings
Our Bylaws provide that only our Board, the Chair of the Board or our Chief Executive Officer may call special meetings of stockholders. Stockholders do not have the authority to call a special meeting of stockholders.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our bylaws provide that our stockholders must comply with advance notice procedures to bring business before or nominate directors for election at a meeting of stockholders. A stockholder (or group of up to 20 stockholders) who has held at least 3% of our Common Stock for at least three years must also satisfy and comply with additional requirements that are set forth in our Bylaws to nominate and have any director nominee (generally not exceeding the greater of (i) two director nominees or (ii) 20% of the number of directors on our Board, rounded down to the nearest whole number) included in our proxy materials.
Elimination of Stockholder Action by Written Consent
The DGCL permits stockholder action by written consent unless the corporation’s Certificate of Incorporation provides otherwise. Our Certificate of Incorporation eliminates the right of stockholders to act by written consent without a meeting.
No Cumulative Voting
Under Delaware law, cumulative voting for the election of directors is not permitted unless a corporation’s Certificate of Incorporation authorizes cumulative voting. Our Certificate of Incorporation and our current Bylaws do not provide for cumulative voting in the election of directors. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our Board to influence our Board’s decision regarding a takeover.

Authorized but Unissued Shares
Subject to the requirements of the Nasdaq Stock Market and other applicable law, authorized but unissued shares of our Common Stock may be available for future issuance without stockholders’ approval. Sandisk may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our Common Stock could render more difficult or discourage an attempt to obtain control of Sandisk by means of a proxy contest, tender offer, merger or otherwise.
Amendment of Provisions in Certificate of Incorporation and Bylaws
Our Certificate of Incorporation provides that our Certificate of Incorporation may be amended in accordance with Delaware law. Our Bylaws provide that our Bylaws as a whole, or any bylaw in particular, may be altered, amended or repealed, and new Bylaws may be adopted, (i) by our Board, by vote of a majority of the number of directors then in office as directors, acting at any duly called and held meeting of our Board, or (ii) by the stockholders; provided that a notice of such proposed amendment, modification, repeal or adoption is given in the notice of special meeting.
Delaware Anti-Takeover Law
We are subject to Section 203 of the DGCL, which is an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date that the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or another transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or
•at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Exclusive Forum
Our Certificate of Incorporation provides that, unless Sandisk consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, other employees or stockholders to Sandisk or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or our Certificate of Incorporation or our Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware will, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware (the “Delaware Exclusive Forum Provision”). In addition, our Certificate of Incorporation provides that, unless Sandisk consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Federal Forum Provision”). Our Certificate of Incorporation also provides that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock is deemed to have notice of and consented to the Delaware Exclusive Forum Provision and the Federal Forum Provision.
The Delaware Exclusive Forum Provision is intended to apply to claims arising under Delaware state law and would not apply to claims brought pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), or the Securities Act of 1933, as amended (“Securities Act”), or any other claim for which the federal courts have exclusive jurisdiction. In addition, the Federal Forum Provision is intended to apply to claims arising under the Securities Act and would not apply to claims brought pursuant to the Exchange Act. The exclusive forum provisions that are provided in our Certificate of Incorporation do not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder and, accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal courts. Our stockholders are not deemed to have waived Sandisk’s compliance with these laws, rules and regulations.

Limitations on Director and Officer Liability
Under the DGCL, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that they are or were our director, officer, employee or agent, or are or were serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In addition, Section 102(b)(7) of the DGCL provides that a Certificate of Incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer; provided that such provision shall not eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock), (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) in any action by or in the right of the corporation (with respect to any officer only). Our Certificate of Incorporation contains the provisions permitted by Section 102(b)(7) of the DGCL.
Transfer Agent and Registrar
The transfer agent and registrar for the shares of our Common Stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, NY 11219.
Stock Exchange Listing
Our Common Stock is listed on Nasdaq under the symbol “SNDK”.